                                                                     Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 12/Amendment No. 33 to Registration Statement Nos. 333-133675/811-07534 on Form N-6 of our report dated March 31, 2011, relating to the financial statements and financial highlights comprising each of the Divisions of Paragon Separate Account B, our report dated March 31, 2011, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in the Company's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009, and its method of accounting for certain assets and liabilities to a fair value measurement approach as required by accounting guidance adopted on January 1,
2008), and our report dated April 6, 2011, relating to the consolidated financial statements of General American Life Insurance Company and subsidiaries, all appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" also in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
April 19, 2011